Exhibit 10.1

CONTRACT OF EMPLOYMENT

1.	Parties

(1)	Cell Genesys, Inc. of 500 Forbes Blvd., South San Francisco, California trading in the UK as a place of business (to be formed) (“the Employer”)

(2)	Robert J. Dow, Dundarach, 1 Craiglockhart Park, Edinburgh, Midlothian EH14 1ER (“the Employee”)

2.	Date of Employment

The Employee’s employment commenced on March 1, 2005.

The Employee’s period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on March 1, 2005.

3.	Nature of Employment

The Employee’s job title will be confirmed in writing by the Board of Directors at its discretion.

The Employee shall carry out such duties as shall from time to time be assigned to him by the Employer.

The Employee will be expected to report to and liaise with Joe Vallner (“his Line Manager”).

The Employee agrees that he will spend the whole of his time and attention on the Employer’s business during normal working hours and that during the term of his employment with the Employer he will not engage in any other employment, occupation, consulting or other business activity.

4.	Notice of Termination

In order to terminate the employment under this contract the Employee is required to give to the Employer, and the Employer is required to give to the Employee, the following periods of written notice:

(a)	during the first 12 months of employment	6 months’ notice

(b)	after completion of the first 12 months of employment	1 week’s notice for every completed year of continuous employment

The Employer reserves the right to pay the relevant net basic salary in lieu of notice.

After notice has been served by the Employer or the Employee the Employer may:

(a)	require the Employee to carry out no duties; or

(b)	require the Employee to remain away from the office; or

(c)	require the Employee to carry out such duties as the Employer may require Provided that such duties are of a standard appropriate to the Employee’s job description.

For the avoidance of doubt the Employee shall remain an employee of the Employer during the notice period and will continue to be bound by the terms of this contract.

5.	Remuneration

The Employee’s gross remuneration will be £200,000 per annum, based on a pounds to dollar exchange rate of 1.65 pounds to dollars. This exchange rate arrangement will apply to all cash compensation the employee receives. The annual salary shall be paid monthly in arrears net of tax and national insurance and shall be deemed to accrue from day to day based on a 5 day working week.

Salaries are normally paid by direct transfer to the Employee’s bank account on the last day of the month except that, where such day does not fall on a working day, payment will be made on the prior working day.

The Employee’s gross remuneration will remain at its current level until 2007 when it may be increased at the absolute discretion of the board.

6.	Expenses

The Employee shall be reimbursed all reasonable expenses properly incurred in discharge of the Employee’s duties in accordance with this contract and subject to any other instructions or regulations issued by the Employer from time to time. As a pre-condition of payment, the Employee will be expected to produce vouchers, receipts, or other evidence of the expenses in respect of which the Employee claims reimbursement.

7.	Other Benefits

In addition to the above remuneration the Employee shall be entitled to:

(a)	A signing bonus of £48,486 paid in two installments of £24,243 each. The first installment to be paid upon hire, and the second installment to be paid on the first anniversary date of hire.

(b)	A one-time pension contribution of £36,364 to be paid in two installments of £18,182 each. The first installment to be paid upon hire and the second installment to be paid on the first anniversary date of hire.

(c)	An annual payment of £36,364 for office and automobile expenses while residing in Europe. Payment will be prorated on a monthly basis as appropriate for the 12-month period in which the employee relocates to the U.S.

(d)	Reimbursement in the amount of £310 per month for private health insurance coverage.

(e)	Participation in the Company’s management bonus program in accordance with plan guidelines from time to time in force.

(f)	Benefits provided under the Company’s standard change of control agreement for executive officers from time to time in force.

To the extent that any of the benefits are taxable the Employee will be responsible for all those liabilities.

A contracting out certificate is in force in respect of the employment.

Participation in any insurance based benefit (including Private Medical Insurance, Death in Service and PHI) is subject to the terms and conditions from time to time in force, is conditional on the Employee satisfying any applicable requirements of the insurer and being accepted at normal rates of premium and is subject to the Employer’s right to amend, alter or cease to provide (without compensation) the benefit at any time. The Employer shall have no liability to pay any benefit to the Employee unless it receives payment from the insurer.

Nothing in this agreement shall constrain or prevent the Employer from terminating the Employee’s employment, notwithstanding that the Employee is or may be entitled to receive benefit payments or other benefits under any PHI Scheme from time to time in force.

8.	Place of Work

The Employee’s primary place of work will be at Dundarach, 1 Craiglockhart Place, Edinburgh, Midlothian EH14 1ER, or such other place within the United Kingdom as the Employer may reasonably require.

In addition, the Employee will be required to work at such other places as the Employer may from time to time specify for the performance of the Employee’s duties.

If the Employer requires the Employee to change his residence, the Employer will reimburse such removal and other incidental expenses as the Employer considers reasonable in the circumstances. In addition, the Employee shall travel to such parts of the world as the Employer may direct or authorise. If the Employer requires the Employee to work outside the United Kingdom for a period of more than one month it will provide him with written details of any terms and conditions which may apply to that work and his return to the United Kingdom.

9.	Hours of Work

The normal working hours of the Employee will be from 9.00 a.m. to 5.00 p.m. on Mondays to Fridays. The Employee will be entitled to an hour’s lunch break during each working day.

In addition, the Employee shall be required to work at such other times as the Employer may reasonably require to meet the needs of the business. The Employee will not receive additional payment for such further work. The Employee accepts that by signing this agreement he has agreed that regulation 4(1) of the Working Time Regulations 1998 shall not apply. The Employee may terminate his agreement to this provision by giving three month’s notice in writing.

10.	Holidays

(a)	Annual Holidays

The Employee’s annual paid holiday entitlement is 20 working days in each holiday year. Holiday entitlement will accrue pro-rata to each completed month of employment.

The Employee is required to submit a holiday request form to his Line Manager for approval for all periods of leave.

The holiday year runs from January 1 to December 31.

It is permitted to carry forward holiday entitlement from one holiday year to the next up to a maximum accrual of 30 working days at one time.

The Employee must ensure that there is no unnecessary overlapping with the holidays of other staff who would be responsible for the Employee’s duties whilst he/she is on holiday.

Holiday pay on termination of employment will be calculated by establishing the number of days holiday accrued in the holiday year up to the date of termination and subtracting from this the number of days taken during the current holiday year. The number of days remaining, if any, will be paid.

(b)	Bank Holidays and Public Holidays

In addition to annual holidays the Employee shall be entitled to paid holidays on all statutory and public holidays together with any additional holidays awarded by the Employer.

11.	Sickness or Injury

(a)	If the Employee is absent from work due to sickness, he will be entitled to sick pay of10 working days per year.

(b)	If the Employee is prevented by sickness from performing his duties properly, he shall report this fact promptly to his Line Manager on the first day of sickness together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

If the absence continues for more than 5 continuous working days a certificate from the Employee’s doctor should be submitted explaining the nature of the sickness or injury.

During all periods of absence due to sickness or injury the Employee should keep the Employer informed as to his/her likely date of return.

A Form SC2 (Self Certification of Sickness) is required in all cases of uncertified sickness.

(c)	If the Employee is absent for more than 12 weeks in any 12 month period due to sickness or injury then the Employer is entitled to terminate the employment.

12.	Parental Leave

Employees with the requisite period of service may be entitled to statutory parental leave.

Full details of the relevant regulations and entitlements may be obtained on request from the Vice President, Human Resources.

13.	Retirement

The Employee’s employment shall, unless alternative arrangements are made in writing, terminate automatically upon the Employee reaching the age of 60. This may be extended by written consent of the Employer. The exact day on which the Employee is expected to leave should, however, be agreed at least one month in advance with the Employer.

14.	Health and Safety

The Employee is bound to comply with the duties imposed by the Health and Safety at Work Act 1974 or any substitution thereof or amendment or alteration thereto (“the Act”) and the Health and Safety Regulations made or to be made under the Act and in particular with the duties set out under section 7 of the Act which require an employee to:

(a)	take reasonable care for the health and safety of him or herself and of others who may be affected by his/her acts or omissions at work;

(b)	as regards any duty imposed on the Employer or any other person, co-operate with the Employer so far as is necessary to enable that duty to be performed or complied with.

15.	Grievance Procedure

It is expected that most grievances may be resolved informally. However, if the Employee wishes to raise a formal grievance relating to his employment he should raise it in the first instance in writing with his Line Manager setting out the nature of the grievance. The Line Manager will then invite the Employee to a hearing to discuss the grievance. The hearing will be scheduled to allow time for the Employer to consider the issues raised. After the meeting, the Employer will inform the Employee of the decision and of his right to appeal.

If the grievance is not satisfactorily resolved in this way then the Employee should appeal the matter in writing to the Vice President, Human Resources. The Vice President, Human Resources will invite the Employee to an appeal hearing, following which the Vice President, Human Resources shall communicate that decision in writing to the Employee. The decision of the Vice President, Human Resources shall be final.

This policy does not form part of the contract of employment, save and only to the extent expressly required by law. If the Employee wishes, he may be accompanied at either or both hearings by a colleague or trade union official.

16.	Summary Dismissal

(a)	In the following circumstances, which are intended by way of example only of what may be regarded as gross misconduct, and not by way of a complete list, the

Employee will be dismissed summarily by written notice to operate from the date of such notice and the Employee will not be entitled to any further payment under his terms of employment except such sum as has accrued and is due at the date of termination:

(i)	refusing to carry out any proper direction given in the course of the employment

(ii)	improperly divulging to any third party any confidential or non-public information regarding the Employer, its employees or any person with whom the Employer deals

(iii)	committing any act or divulging any information which is contrary to or damages the interests or objectives of the Employer

(iv)	committing any criminal offence which in the opinion of the Employer makes the Employee unsuitable for the type of work that the Employee is employed to do or may reasonably be expected to do or which makes him/her unacceptable to other employees

(v)	dishonest conduct

(vi)	violent, obscene or abusive behaviour towards other employees or officers of the Employer

(vii)	serious or wilful breach of the Employee’s duties

(viii)	attending the Employer’s premises or engaging in the Employer’s business whilst under the influence of alcohol or unlawful drugs.

(b)	Any other serious or irreparable act or omission by the Employee may be regarded as gross misconduct where such act or omission is, in the reasonable opinion of the Employer likely to (or has) cause(d) serious harm to the business or reputation of the Employer.

17.	Disciplinary Procedure

This disciplinary procedure does not form part of the Employee’s contract of employment (save and only to the extent that it may from time to time be required to do so by law). The Employer accepts that it is in the interests of good relations with its staff to ensure that there is a fair and proper disciplinary procedure.

Any Employee who departs from normally expected standards or who violates the Employer’s rules will be liable to disciplinary action.

(a)	The following disciplinary procedure will usually be adopted. The stages will normally be implemented in order but action may start at any stage in the event of serious misconduct or an aspect of poor performance that creates a risk to other employees. At each stage of the procedure, the Employer will set a reasonable timeframe within which the Employee will be expected to improve their performance or conduct or remedy any minor breach of contract.

At the end of that timeframe, if the Employee’s performance, conduct, etc. has not met the targets set by the Employer, the next stage of the disciplinary procedure may be implemented. The Employee accepts that in the case of a senior employee of the Employer it may not always be appropriate to follow this procedure.

(i)	On the first occasion that an Employee fails to reach the standards required, the Employee will receive a formal verbal warning.

(ii)	If the required improvement is not made, or if the first offence is considered too serious for a formal verbal warning, the Employee will receive a formal written warning.

(iii)	Continued failure to achieve the required improvement, or further transgressions, will result in a final written warning being issued.

(iv)	Failure to comply with the conditions of a final written warning will result in dismissal after the requisite period of notice or payment of salary in lieu thereof.

The following, which are intended by way of example only and not by way of a complete list, are examples of conduct warranting disciplinary action:

(i)	poor timekeeping

(ii)	poor attendance

(iii)	inadequate or incompetent performance of the Employee’s job

(iv)	failure to comply with the Employer’s established procedures, as notified from time to time

(v)	rudeness or discourtesy to people with whom the Employer deals or to other employees.

(b)	If disciplinary action which may lead to disciplinary measures is to be taken against the Employee (other than suspension under (c) below or issuing of a warning – where modified procedures may apply), the following procedure will normally apply. The Employee will receive a letter setting out the alleged conduct or other circumstances and inviting the Employee to attend a disciplinary hearing. The hearing will be set at a time and date to allow the Employee time to consider the allegations against him/her. At the disciplinary hearing (which the Employee must take all reasonable steps to attend) the Employee will be given the opportunity to respond to the issues raised. The decision on the hearing will be notified to the Employee after the hearing, along with details of the right to appeal. The Employee will have the right to be accompanied to any disciplinary hearing and subsequent appeal by a colleague or trade union official.

(c)	The Employer reserves the right to suspend the Employee on full pay pending investigation where the Employer has reasonable grounds to believe that the Employee’s continued employment might be prejudicial to the Employer’s business or other employees.

(d)	The Employer reserves the right to exclude the Employee from the premises during his/her period of notice and shall be under no obligation to provide any work for the Employee or to assign him/her any duties.

(e)	If the Employee has outside interests which in the opinion of the Employer conflict with its interests, the Employee may be asked to leave the service of the Employer.

(f)	The Employer reserves the right to suspend the Employee without pay and benefits as a disciplinary measure.

The Employee may appeal against any disciplinary action taken to the Vice President, Human Resources. The Employee will then be invited to attend an appeal hearing (and must take all reasonable steps to do so). Following any such appeal, the Employee will be informed of the outcome.

18.	Sexual Harrassment

Cell Genesys, Inc. considers that sexual harassment in the workplace is unacceptable and will treat all complaints seriously.

An Employee who feels that he/she has been subjected to sexual harassment should raise the matter with his/her Line Manager under the terms of the grievance procedure set out in Clause 16 above.

An Employee who is found to be the perpetrator of harassment will be liable to disciplinary action under the terms of the disciplinary procedure set out in Clause 18 above. The Employer may exercise its discretion as to the disciplinary measures which will be taken, depending on the nature of the conduct.

19.	Data Protection

The Employee agrees that personal data relating to the Employee (including sensitive personal data such as medical details) may to the extent that it is reasonably necessary in connection with the Employee’s employment or the business of the Employer:

(a)	be collected and held (in hard copy and computer readable form) and processed by the Employer; and

(b)	be disclosed to:

(i)	other employees of the Employer and the Employer’s group companies;

(ii)	any other persons as may be reasonably necessary (such as third party benefit providers or administrators) or as authorised by the Employee; or

(iii)	as otherwise required or permitted by law.

This consent applies regardless of the country to which the data is to be transferred. Where the disclosure or transfer is to a destination outside the European Economic Area, the Employer shall take reasonable steps to ensure that the Employee’s personal data continues to be adequately protected, though the Employee may no longer have rights under data protection law.

If the Employee has any queries regarding the Employee’s personal data, these should be raised with Joe Vallner, President and Chief Operating Officer.

20.	Deductions

The Employee consents to the deduction from any sum otherwise payable to the Employee by reason of his/her employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Employer may bona fide have against the Employee, including but not limited to:

(a)	Overpayment of wages;

(b)	Overpayment in respect of expenses incurred by the Employee in carrying out his duties;

(c)	Loans which the Employer may from time to time make to the Employee; and

(d)	Advances on wages which the Employer may from time to time make to the Employee.

The Employee further consents that the Employer has the right to deduct from the employee’s salary or other sums due to the Employee a sum in respect of accrued holiday entitlement if at the date of termination of the Employee’s employment he/she has taken in excess of his/her accrued holiday entitlement.

21.	Choice of Law

This contract shall be governed by and construed in accordance with English law and each party to this contract submits to the non-exclusive jurisdiction of the English courts and tribunals.

By:	/s/ Christine McKinley

Title:	Vice President, Human Resources
Date:	February 25, 2005

By:	/s/ Robert J. Dow

Title:	Senior Vice President, Medical Affairs
Date:	February 25, 2005